Exhibit 99.1

Imperial Oil Limited
237 – 4th Avenue S.W.
Calgary, AB T2P 0H6
News Release
Federal Court Rules in Kearl Oil Sands Case
Calgary, May 14, 2008 — In a ruling today, the Federal Court determined that the authorization previously granted to the Kearl Oil Sands Project under subsection 35(2) of the federal Fisheries Act is a nullity.
The Court decision to nullify the 35(2) authorization was based on the fact that an earlier Court decision of March 5, 2008 found that the report of the Kearl Joint Review Panel was incomplete due to the lack of a rationale on greenhouse gas emissions.
The Joint Review Panel has reconvened and issued this rationale on May 6, 2008, and has submitted it to the federal government. This rationale satisfies the direction given by the Court in its March 5, 2008 judgment.
Imperial Oil is working with the federal government in order to comply with the process required to reissue the new 35(2) authorizations required to permit the Kearl project’s site preparation work to proceed.
Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. It is one of the country’s largest producers of crude oil and natural gas, is the largest petroleum refiner, and has a leading market share in petroleum products sold through a coast-to-coast supply network that includes about 1,900 service stations.

For further information:

Investor relations Dee Brandes (403) 237-4537	Media relations Gordon Wong (403) 237-2710